FIRST AMENDMENT OF LOAN AGREEMENT

     This first amendment of loan agreement (the "First Amendment") is entered into as of January 9, 1998, among Contran Corporation, a Delaware corporation ("Contran"), the affiliated corporations known as the "Contran Affiliates", U.S. Bank National Association ("U.S. Bank"), and Societe Generale, Southwest Agency ("SoGen").

                                    RECITALS

     A. Contran, the Contran Affiliates (collectively, the "Contran Companies") and U.S. Bank and SoGen (collectively, the "Bank Group") are parties to a loan agreement dated as of November 8, 1996 (the "1996 Loan Agreement") and certain related notes, guaranties, and security agreements (the "1996 Loan Documents"). In addition, the Contran Companies and the Bank Group are parties to an extension agreement dated as of November 7, 1997 (the "Extension Agreement"), whereby the parties agreed, among other things, to extend the Expiry Date to November 6, 1998.

     B. The 1996 Loan Agreement, as modified by the Extension Agreement, is referred to in this First Amendment as the "1996 Loan Agreement." Capitalized terms used in this First Amendment that are not defined herein have the meaning assigned to those terms in the 1996 Loan Agreement.

     C. The Contran Companies have requested the Bank Group to modify Section V(B)(1) of the 1996 Loan Agreement, which limits the amount of debt that may be incurred by the Contran Companies. The Bank Group is willing to do so, subject to the terms and conditions of this First Amendment.

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Contran Companies and the Bank Group agree as follows:
                                   AGREEMENT

     1.   Each Contran Company represents and warrants to the Bank Group that
(a) it is in good standing under the laws of the state of its formation, (b) it has been authorized to execute and perform its obligations under this First Amendment and the 1996 Loan Documents (as modified by this First Amendment), (c) the individual executing this First Amendment on its behalf has been duly authorized to take such action, (d) the 1996 Loan Documents (as amended by this First Amendment) are enforceable against it in accordance with their respective terms, subject only to the effect of insolvency and other similar laws affecting the rights and remedies of creditors generally, general principles of equity whether applied by a court of law or equity, and general applicable rules of law, (e) all financial information previously provided to the Bank Group presents fairly its financial position as of the date of such financial information and the results of its operations and changes in financial position for the period in question, (f) the representations and warranties made to the Bank Group in the 1996 Loan Documents continue to be true and correct in all material respects, and (g) the Contran Companies are not in default in any material respect under the 1996 Loan Documents as of the date of this First Amendment.

     2. Section V(B)(1) of the 1996 Loan Agreement hereby is amended and restated as follows:

     Additional Debt. Directly or indirectly (by borrowing, deferred purchase, guarantee, or otherwise) incur more than $30,000,000 as a group in funded debt in excess of that immediately available to the Contran Companies on the date of this Agreement except for unsecured loans from the Contran Companies to each Contran Company and/or Valhi;

     3. This First Amendment will become effective only when each of the Contran Companies and the members of the Bank Group has signed it and has sent a copy of the signed document to the other parties to this First Amendment (which may be accomplished by facsimile transmission). Each party to this First Amendment will deliver manually signed counterparts of this First Amendment to the Agent for distribution to the other parties.

     4. Except as specified in paragraph 2 of this First Amendment, all of the terms and conditions of the 1996 Loan Agreement and the 1996 Loan Documents remain in full force and effect.

U.S. BANK NATIONAL ASSOCIATION   CONTRAN CORPORATION




By /s/ Janice T. Thede           By /s/ Bobby D. O'Brien
   ---------------------------      ---------------------------
   Janice T. Thede                  Bobby D. O'Brien
   Vice President                   Vice President & Treasurer

SOCIETE GENERALE, SOUTHWEST      NATIONAL CITY LINES, INC.
  AGENCY




By /s/ Richard M. Lewis          By /s/ Bobby D. O'Brien
   ---------------------------      ---------------------------
   Richard M. Lewis                 Bobby D. O'Brien
   Vice President                   Vice President & Treasurer

                                 VALHI GROUP, INC.



                                 By /s/ Bobby D. O'Brien
                                    ---------------------------
                                    Bobby D. O'Brien
                                    Vice President & Treasurer